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                                                                   EXHIBIT 10.26

January 20, 2003

Mr. James G. Mitchell
[ADDRESS OMITTED]


Dear Jim:

I am pleased that we have been able to explore the possibility of your taking on the assignment of General Manager, United Kingdom for a three-year period. You have been provided a draft copy of the details of transfer, outlining information regarding the compensation and benefits that you may receive in this ex-pat assignment.

During the past several weeks, we have been discussing the terms and conditions upon which you would continue your employment with Steelcase Inc., (who, together with its subsidiaries is referred to as "Steelcase" or the "Company" in this letter agreement) and accept this ex-pat assignment.

Upon execution of this agreement by both parties, the following will constitute our entire agreement on the subjects addressed in this letter, including the benefits available to you upon termination of your employment. This letter agreement shall serve as the complete and final resolution on these issues reached between you and the company.

1. Definitions. As used in this letter agreement, unless the context otherwise requires, the following terms shall have the following meanings:

"Cause" means:

         (a) a breach by you of any of the Company's policies that include termination as a consequential disciplinary action;


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Mr. James G. Mitchell
January 20, 2003
Page 2

         (b) excessive absenteeism, flagrant neglect of duties, serious misconduct, or conviction of crime or fraud; or

         (c) any act or omission that, under the laws of Ontario, Canada, would permit an employer to, without notice or payment in lieu of notice, terminate your employment.

"Confidential or Proprietary Information" includes, but is not limited to, financial statements or information, marketing plans, product research and development, sales plans, ideas or other information regarding Steelcase's objectives and strategies and any information about the business and practices of Steelcase that was obtained during your course of employment or as a consultant with the company.

"Disability" means your inability to substantially fulfill your duties for a continuous period of not less than six (6) months, as attested by an appropriate medical certificate, or your inability to substantially fulfill your duties for an aggregate period of not less than nine (9) months during any consecutive twenty-four (24) month period. If there is any disagreement between the Company and you as to your Disability or as to the date any such Disability began or ended, it shall be determined by a physician mutually agreeable to the Company and the Employee. The determination by such physician shall be conclusive evidence of any such Disability and of the date any such Disability began or ended.

"Effective Date" means January 1, 2003, regardless of the date of execution of this agreement by the parties.

"Normal Retirement" means, for purposes of the Steelcase 1994 Supplemental Executive Retirement Plan only, the age at which your age plus your years of employment with the Company are equal to 73, being November 26, 2007.

"Plans" means the Steelcase Inc. Money Purchase Plan, Steelcase Inc. Profit Sharing Plan, Steelcase Inc. 401(k) Plan, Steelcase Inc. Restoration Retirement Plan and any deferred compensation arrangements entered into between you and the Company.

2. Ex-Pat Assignment. You have agreed to continue your employment with Steelcase in the position of General Manager, United Kingdom, with the base salary shown in the Details of Transfer provided to you, and attached as Schedule A. You will begin

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Mr. James G. Mitchell
January 20, 2003
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   working in the United Kingdom starting on July 1, 2003. Notwithstanding the fact that your employment is for an indefinite period until terminated by either party in accordance with this Agreement, we currently anticipate that this ex-pat assignment will be for a three-year period. The parties agree that between the Effective Date and July 1, 2003 (the "Term"), you report directly to me, on special assignment, focusing on key sales and dealer issues, and that during this period, your base salary will continue at its current level. As of the Effective Date, you agree that your eligibility for any benefits under the ex-pat program for employees of the United States is terminated and that for the purposes of your assignment in the United Kingdom, you will be considered an ex-pat of Canada. As of the Effective Date you will also be enrolled in any retirement plans generally available to employees of Steelcase Canada Ltd. You will no longer be eligible for future participation in U.S.-based benefit plans, including the Steelcase Inc. Money Purchase Plan, Steelcase Inc. Profit Sharing Plan, Steelcase Inc. 401(k) Plan and the Steelcase Inc. Restoration Retirement Plan. Upon expiry of the Term, you will be paid a minimum annual base salary in accordance with Schedule A for the duration of your U.K. assignment. As you undertake other future assignments for the Company, the Company will place you in assignments which will provide base salary compensation at a comparable or higher level, consistent with market data, as administered under the Company's Salary Administration Guidelines, and position placement fulfillment needs for executives with your level of performance, experience, skills, competencies, and future potential; provided, however, that: (1) in the event that special circumstances cause the Company to reduce the compensation of all executive officers, or an identified subgroup of six (6) or more executive officers (e.g., the current Strategy Sub-Team), at a specified amount (e.g., a temporary adjustment under which compensation is reduced by 5%), you will remain subject to any such adjustment; and (2) the Company may adjust your salary downward if you make a request for a specific assignment which is not commensurate with your preexisting duties and responsibilities, and the Company agrees to accommodate your request on that condition. All other terms and conditions as contained in this Agreement shall remain the same.

3. Termination of Employment. You shall remain employed by Steelcase for an indefinite period. Steelcase may terminate your employment at any time, for any or no reason, subject to the terms and conditions in this agreement . In this way, your employment is on the same basis as other employees of the Company. Similarly,


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Mr. James G. Mitchell
January 20, 2003
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   you may terminate your employment at any time for any or no reason. Depending upon the reason for your termination of employment, the following shall apply:

   (a) Termination of Employment by You or by the Company for Cause. If your employment is terminated by you or is terminated by Steelcase for Cause or by reason of your death or Disability, you shall be entitled to receive any base salary earned up to the date of termination, the value of any unused vacation days accrued up to the date of termination, reimbursement of any business expenses reasonably incurred up to the date of termination and any vested balances you have under the Plans, subject to and payable in accordance with the terms of the Plans. Nothing in this provision is intended or shall limit any benefit to which you are entitled under the benefit programs offered by the Company in which you are a participant and for which you are eligible by virtue of your death or Disability.

   (b) Termination of Employment by the Company without Cause. If the Company terminates your employment without Cause at any time prior to November 1, 2003, you will be entitled to a payment of $ 1,241,545, which is inclusive of twelve (12) months severance pay. If the Company terminates your employment without Cause on or after November 1, 2003, you will be entitled to a payment of $ 1,349,324, which is inclusive of twelve months severance pay. You shall also be entitled to receive any base salary earned up to the date of termination, the value of any unused vacation days accrued to the date of termination, reimbursement of any business expenses reasonably incurred up to the date of termination and any vested balances you have under the Plans, subject to and payable in accordance with the terms of the Plans. You will also be eligible for executive outplacement services.

   (c) Termination of Employment by Reason of Retirement. If your employment is terminated by you or the company for any reason or no reason after you have reached the age of Normal Retirement, you will be entitled to receive any severance payments as may be required by the applicable employment standards legislation and the amounts calculated and payable under the current provisions of the Steelcase Inc. 1994 Executive Supplemental Retirement Plan (the "SRP"), subject to and payable in accordance with the terms and conditions of the SRP. You shall also be entitled to receive any base salary earned up to the date of termination, the value of any unused vacation days accrued to the date of


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Mr. James G. Mitchell
January 20, 2003
Page 5


       termination, reimbursement of any business expenses reasonably incurred up to the date of termination and any vested balances you have under the Plans, subject to and payable in accordance with the terms of the Plans.

   We have conclusively agreed that at the time of the termination of your employment with the Company you will be eligible to receive either the payment under paragraph a, b or c above and the non-applicable options shall be null and void. In no event will you be able to receive the payment under paragraph c in addition to the payment under paragraphs a or b. All payments are subject to any applicable payroll taxes and deductions, and any amounts owed by you to the Company or the Plans, Plan Administrator or Trustee shall be deducted from the payments made.

4. Non-Compete. You agree that during your employment and, upon payment by the Company of the amounts payable under this Agreement, after termination of your employment, you shall be bound by the following covenant not to compete:

       Covenant Not to Compete. You covenant and agree that during your employment and for a period of one (1) year from the effective date of the termination of your employment, you shall not directly or indirectly, whether as an employee, employer, officer, director, owner, partner, member, investor, shareholder, independent contractor, consultant, agent, representative, volunteer or in any other capacity perform professional or technical services or solicit business on behalf of yourself, or any other person, entity or business in competition with any line of business in which Steelcase is or has been engaged as of the date of the termination of your employment and any prospective line of business in which, to your knowledge, Steelcase is assessing or developing. "Line of business" shall be defined to include all product and service lines of business, and specifically any and all products and product concepts (whether or not commercialized or reduced to practice) that Steelcase has conceived, considered, researched, developed, marketed or produced before or during the tenure of your employment with the company, in the Territory. For the purposes of this Section, "Territory" shall mean North America and any country for which you had employment responsibilities while an employee of Steelcase.

       During your employment and the restrictive time period you also agree, in any of the capacities defined above, not to directly or indirectly (a) divert or attempt to divert any business from Steelcase or any entity distributing Steelcase

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Mr. James G. Mitchell
January 20, 2003
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       products ("Steelcase distributor") during the twelve (12) months prior to the termination of your employment, solicit on behalf of anyone other than Steelcase any current or past customer of Steelcase, who was a customer of Steelcase during the twelve (12) month period prior to the termination of your employment ("Customer"), or any Steelcase distributor, or attempt to influence on behalf of anyone other than Steelcase any Customer of Steelcase or any Steelcase distributor; or (b) hire, solicit, contact or attempt to hire or solicit any employee or representative of Steelcase for the purpose of inducing that person to end his/her employment or business relationship with Steelcase whether to enter into an employment or other business relationship with any other entity, or for any other purpose.

       You agree that the restrictions are reasonable and that you have received adequate consideration. If you breach or attempt to breach this covenant not to compete, Steelcase shall be entitled to an immediate injunction or restraining order, in addition to all other remedies available under law or equity, from a court of competent jurisdiction enforcing the terms of the non-compete provision, and, if Steelcase obtains an order or judgment enforcing any of the terms of this non-compete provision, you shall be liable to Steelcase for all reasonable attorney's fees, costs and expenses incurred by Steelcase in enforcing the non-compete provision.

       If any court of competent jurisdiction shall at any time deem the foregoing time period too lengthy or the scope of the covenants too broad, the restrictive time period shall be deemed to be the longest period permissible by law, and the scope shall be deemed to comprise the largest scope permissible by law under the circumstances.

5. Release. You acknowledge and agree that any severance or retirement payments to be made under this Agreement shall be contingent upon the execution of a release in the following form, and will be payable following the effective date of the release:

       Release. In consideration of the various payments and benefits to be provided to me, I hereby release and forever discharge Steelcase Inc., its divisions, subsidiaries, affiliates, joint ventures and their past, present or future officers, directors, shareholders, employees, agents and representatives, from any and all claims, causes of action, demands, rights, damages, liability, costs or expenses, of

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Mr. James G. Mitchell
January 20, 2003
Page 7



       every kind and description, whether known or unknown, whether arising out of or in any way connected, directly or indirectly, with my employment and/or separation from employment with Steelcase, or arising from any other circumstances involving the company's interests, including but not limited to protection or enforcement of the company's confidential and proprietary information. This release is intended as a general release, including all claims whatsoever, whether arising under state or Federal laws of the United States of America or any other country and whether founded upon contract, tort, statute or regulation, wrongful discharge or discrimination, and specifically includes, but is not limited to, claims under the Age Discrimination in Employment Act of 1967, as amended, 20 U.S.C. Section 621 et.seq., applicable Canadian human rights legislation, or similar laws under the laws of other countries, and claims for any lack of notice or any claim under the Worker Adjustment and Retraining Notification Act and/or the applicable Canadian employment standards legislation including claims for bonus, overtime pay, interest, variation pay, and pension benefits. This waiver of rights and release of claims is knowing and voluntary. The invalidity in whole or in part of any provision of this release shall not effect the validity of any other provision. In light of the general nature of the release intended by this provision, you agree that, at the time of your termination, this release may be modified as necessary or desirable under applicable law in order to achieve the intended scope of release.

       It is acknowledged that, following your termination, Steelcase will provide you a release to execute, and will provide you a period of forty-five (45) days from that time in which to consider it. For a period of seven (7) days following the execution of the release, you may revoke it by notifying the Company's General Counsel in writing. If not revoked in this matter, the release will become effective on the eighth day after you sign it (the "effective date of the Release").

6. Additional Provisions.

   (a) Confidential or Proprietary Information. You acknowledge that in the course of your employment with Steelcase you have had access to and control of Confidential or Proprietary Information related to Steelcase's business, and that during the term of your employment and following the termination of your employment you will continue to be under an obligation not to disclose to any third party, nor use for your benefit or the benefit of any third party, any trade

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Mr. James G. Mitchell
January 20, 2003
Page 8


       secrets, Confidential or Proprietary Information concerning the financial and business affairs of Steelcase or any of its divisions, subsidiaries, affiliates, joint ventures or related entities, except as may be required by law. You agree that, following the termination of your employment, any documents in your possession including such information shall be expeditiously returned to Steelcase. You also acknowledge that such Confidential or Proprietary Information shall not be disclosed, published, presented in lectures or other forums or otherwise used by you in any manner. The parties agree that any breach or threatened breach of this provision would cause irreparable harm to Steelcase, that no adequate remedy exists at law or in damages for such a breach or threatened breach, and that Steelcase shall be entitled to an immediate injunction or restraining order in addition to any other remedies that may be available by law or equity.

   (b) Confidentiality of Agreement. It is mutually agreed that the terms of this Agreement are confidential and shall not be disclosed to any third party, except as required by law or in order to enforce the terms of this Agreement. You may, of course, disclose the terms of this Agreement to legal or financial advisors on a confidential basis for the sole purpose of obtaining legal or tax advice concerning the terms of this Agreement.

   (c) Disposition of Company Property. Following the termination of your employment, any company-owned property in your possession, including any office equipment or other items, shall be delivered to a designated company representative. You also agree to immediately discontinue the use of any credit cards issued to you by or through Steelcase and to return any such credit cards to an authorized Steelcase representative, and to promptly submit any expense reports required to account for outstanding charges and to cooperate in the process of reconciling any such charges with your expense reports. Any personal expenses incurred through use of company credit cards, or otherwise charged to the company, shall be deducted from amounts payable under this agreement.

   (d) Currency. All dollar amounts referred to in this Agreement are in United States funds.



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Mr. James G. Mitchell
January 20, 2003
Page 9

   (e) Amendment and Waiver. No supplement, modification, amendment or waiver of this Agreement shall be binding unless executed in writing by you and an officer of Steelcase Inc. No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provision (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

   (f) Severability. If any provision in this Agreement is determined to be invalid, void or unenforceable by the decision of any court of competent jurisdiction, which determination is not appealed or appealable for any reason whatsoever, the provision in question shall not be deemed to affect or impair the validity or enforceability of any other provision of this Agreement and such invalid or unenforceable provision or portion thereof shall be severed from the remainder of this Agreement.

   (g) Independent Legal Advice. You acknowledge that you have been advised to obtain, and that you have obtained independent legal advice with respect to this Agreement and that you understand the nature and consequences of this Agreement.

   (h) Governing Law. The laws of the province of Ontario, Canada shall govern the validity, interpretation, construction and performance of this Agreement; provided, however, that any dispute between the parties regarding any Plans shall be governed by the laws of the State of Michigan, U.S.A., or United States federal law, as they may apply and control the disputed issues as provided in such Plans.

   (i) Jurisdiction. The parties mutually agree that any dispute arising under this Agreement shall be heard and determined by the Courts of the Province of Ontario, Canada and subject themselves to attorn to the jurisdiction of the aforesaid Courts.

   (j) Entire Agreement. This Agreement contains the entire understanding of the parties on the subjects of this agreement and there are no additional promises, representations, assurances, terms or provisions between the parties other than those specifically set forth herein. This Agreement may not be amended except in writing signed by you and an officer of Steelcase.



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Mr. James G. Mitchell
January 20, 2003
Page 10



If you agree with the foregoing, please execute both of the enclosed original copies of this letter and return one to me.

Sincerely,



/s/ J. Hackett

James P. Hackett
President and Chief Executive Officer
Steelcase Inc.



                                            READ, UNDERSTOOD AND ACCEPTED

                                            By: /s/  James G. Mitchell
                                               ---------------------------------
                                               James G. Mitchell



                                            Date: Feb 17/03
                                                 -------------------------------



                                            Witness: /s/ Susan Dadamo
                                                    ----------------------------